UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 30, 2013

ACTUANT CORPORATION
(Exact name of Registrant as specified in its charter)

Wisconsin	1-11288	39-0168610
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N86 W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051

Mailing address:  P.O. Box 3241, Milwaukee, Wisconsin  53201
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code:  (262) 293-1500
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On October 30, 2013, Actuant Corporation (“Actuant”), and Power Products, LLC, an affiliate of Sentinel Capital Partners, L.P. (“Buyer”), entered into a Purchase Agreement (the “Purchase Agreement”) for the sale of Actuant’s Electrical Segment.  Pursuant to the Purchase Agreement and subject to the terms and conditions thereof, Buyer will acquire the Electrical Segment for $258 million in cash, subject to adjustments for cash and indebtedness of the Electrical Segment as of Closing and a post-closing working capital adjustment.

Completion of the transactions contemplated by the Purchase Agreement is expected to occur within 45 days, subject to certain customary closing conditions.

The Purchase Agreement contains customary representations and warranties, including, among others, with respect to the Electrical Segment: title to assets, capitalization, financial statements, absence of certain changes or events, legal compliance, tax matters, intellectual property, necessary assets, litigation, product liability, product warranty, environmental, employees and employee benefits and pension plans.   Actuant has agreed to cause the Electrical Segment to conduct its business in the ordinary course in all material respects until the transactions contemplated by the Purchase Agreement are completed.

The Purchase Agreement contains certain termination rights in favor of Actuant and Buyer, as the case may be, including a termination right applicable upon January 30, 2014, if the transactions contemplated by the Purchase Agreement have not been completed.  In certain circumstances, in the event Actuant exercises its right to terminate the Purchase Agreement, Buyer is required to pay Actuant a termination fee in the amount of $17.5 million.

In connection with the closing of the transactions contemplated by the Purchase Agreement, Actuant and Buyer will enter into certain other agreements, including a Transition Services Agreement (pursuant to which Actuant will provide Buyer with certain transition services for a limited period following closing), and a Transition License Agreement (pursuant to which Actuant will give Buyer the right to use the Actuant name for a limited period following closing).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTUANT CORPORATION

Date: November 5, 2013
/s/ Andrew G. Lampereur
Name: Andrew G. Lampereur Title: Executive Vice President and Chief Financial Officer